EXHIBIT 99.1

NEWS RELEASE for July 21, 2005 at 7:30 AM EDT
Investors: Matt Clawson Allen & Caron, Inc. 949-474-4300	Clarient, Inc.: Stephen T. D. Dixon Executive Vice President & CFO (949) 443-3355

CLARiENT REPORTS RECORD REVENUE IN 2005 SECOND QUARTER

Revenue increases 118% and operating loss declines 43% compared to prior year

SAN JUAN CAPISTRANO, Calif. (July 21, 2005) – CLARiENT, Inc. (Nasdaq: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today reported total net revenue of $5.2 million for the second quarter ended June 30, 2005, a 118 percent increase over the prior year’s second quarter net revenue of $2.4 million and a 30 percent increase over the first quarter of 2005.  Diagnostic services revenue, net of contractual discounts, from the Company’s new laboratory operation was $2.6 million in the second quarter of 2005, an increase of 40 percent over the first quarter of 2005.  The net loss attributable to common stock for the second quarter of 2005 was $2.9 million or $0.06 per share, a 43 percent reduction from the $5.1 million or $0.10 loss per share in the second quarter of 2004 and a 24 percent decrease from the $3.9 million or $0.08 loss per share in the first quarter of 2005.

Ron Andrews, President and CEO, said, “We are very pleased with both the revenue growth and bottom line improvement achieved in this past quarter. The strong increase in revenue in our diagnostic laboratory services was enhanced by excellent performance in our equipment business, where a concentrated sales effort resulted in record results.  At the same time, we are beginning to see the bottom line improvement that comes from increasing economies of scale.”

Revenue from the sale of systems was $1.5 million in the second quarter of 2005, approximately double that of the second quarter of 2004. Automated Cellular Imaging System (ACIS®) related fee-per-use revenue was $1 million in the 2005 second quarter as compared to $1.4 million in the second quarter of 2004 due to a lower number of systems on lease.

Gross profit in the second quarter of 2005 was $2.5 million, representing a gross margin of 48 percent, as compared to $1.3 million and 53 percent in the same quarter of the prior year.  The second quarter gross profit marks a 64 percent sequential increase over the $1.5 million achieved in the first quarter of 2005.  Operating expenses were $5.4 million in the second quarter of 2005, which was flat compared to the 2005 first quarter and 15 percent lower than the $6.4 million in the 2004 second quarter.

“We have covered a great deal of ground since the launch last year of our aggressive plans to transform the company,” continued Andrews. “Now, not only do we have substantial traction within our diagnostic services operations, but also, with the recently announced signing of our distribution and development agreement with DAKO Cytomation, we have a strong platform for the expansion of the Company’s legacy equipment business.  We are poised to realize the potential that exists within the markets we serve in the field of cancer diagnostics.”

Net revenue for the six months ended June 30, 2005 was $9.2 million compared to $4.3 million for the same period in 2004.  Net loss for the six months ended June 30, 2005 was $6.8 million, or $0.13 per share, compared to a net loss of $8.5 million, or $0.18 per share, for the six months of 2004.  The balance of cash at June 30, 2005 was $3.5 million and the Company had $3.5 million of availability under its working capital line of credit.

Additional Member Named to Board of Directors

The Company also announced that it increased the size of its board of directors from seven to eight and added Steven J. Feder to the board.  Mr. Feder is Senior Vice President and General Counsel of Safeguard Scientifics, Inc., Clarient’s majority shareholder.

Prior to Safeguard, Feder was a partner at Berwyn, PA-based Pepper Hamilton, focusing on SEC, SRO, and Sarbanes-Oxley reporting and compliance, public and securities offerings, mergers and acquisitions and counseling directors and executive officers on corporate and securities law. He has experience in oversight of HR and employee benefits, stock option and other equity-based compensation plans, and legal aspects of investor relations programs.  He also served as Corporate Counsel reporting to the President of MEDIQ, an AMEX listed company.  Feder is a graduate of the Temple University School of Law.

Conference Call & Webcast

The Company will host a conference call and live webcast at 11:30 a.m. (Eastern) today to discuss and review results of operations.  Interested participants may access the live webcast on the Investor page under the Upcoming Events section on the Company’s website (www.clarientinc.com).  Webcast listeners will be able to submit questions by emailing nathan@allencaron.com or clicking on the email address provided on the webcast page.  Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  For those unable to participate during the live broadcast, a replay will be available shortly after the call for approximately 30 days.

About CLARiENT, Inc.

CLARiENT provides market leading technologies, services and expert support for the characterization, assessment and treatment of cancer, leading to more accurate diagnoses by pathologists, more confident treatment decisions by oncologists, a more efficient way to identify and develop pharmaceuticals and, ultimately, better outcomes for patients.  A majority-owned subsidiary of Safeguard Scientifics, Inc., CLARiENT was formed in 1997 to develop and market the Automated Cellular Imaging System (ACIS).  This digital imaging and assessment system allowed pathologists, for the first time, to obtain reliable, reproducible quantitative results for a broad range of slide-based diagnostic tests. In 2005, the ACIS and other leading diagnostic technologies such as flow cytometry and genetic testing were brought in-house to a state-of-the-art diagnostic laboratory and surrounded by a team of premiere cancer specialists, forming the CLARiENT diagnostic services business.  CLARiENT supports the efforts of pathologists and the biopharmaceutical industry as a central resource for cancer diagnostics, disease interpretation, remote pathology, and contract research operations.

CLARiENT’s mission is to provide critical information to clinicians that will improve the quality and reduce the cost of patient care, and speed drug discovery.  Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe are currently using CLARiENT technology and services.  CLARiENT and ACIS are registered trademarks of CLARiENT.  For more information, visit www.clarientinc.com.

About Safeguard Scientifics, Inc

Safeguard Scientifics, Inc. (NYSE: SFE) is a committed strategic growth partner for companies in the Time-to-Volume stage of development.  Time-to-Volume companies are those that are generating revenues from a commercially viable product or service, but are facing new challenges as they scale their businesses to meet market opportunities.  Focused primarily on the information technology and life sciences sectors, Safeguard generally acquires majority ownership interests in companies at this stage of growth.  In addition to expansion capital, Safeguard provides its companies a wide range of operating and managerial expertise to drive their successful growth to become market leaders.  For more information about Safeguard and its strategy, visit www.safeguard.com.

The statements herein regarding CLARiENT, Inc. contain forward-looking statements that involve risks and uncertainty.  Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the Company’s ability continue to expand its offerings of cancer diagnostic laboratory services, biopharma services and in-sourcing of the Company’s Access remote pathology program,  the performance and acceptance of the Company’s system in the market place, the Company’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests performed using the Company’s system, the successful move and consolidation of the Company’s two operating facilities in to one new facility,  the ability to obtain additional financing for its business on favorable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to obtain and maintain requisite state and federal licenses, the Company’s ability to compete with other technologies and with emerging competitors in cellular imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Recent experience with respect to ACIS sales and placements,, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

-Tables to Follow-

CLARiENT, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenues:
Per Use, Instrument, and Other Sales	$2,570	$2,222	$4,690	$4,153
Diagnostic Services, net	2,639	169	4,526	169
Total Revenue, net	5,209	2,391	9,216	4,322

Cost of revenue	2,687	1,131	5,161	2,057
Gross profit	$2,522	$1,260	$4,055	$2,265

Gross profit %	48.4%	52.7%	44.0%	52.4%

Expenses:
Selling, general and administrative	3,082	3,985	6,111	6,833
Diagnostic Services Administration*	1,548	1,095	2,791	1,509
Research and Development	788	1,300	1,715	2,329
Total operating expenses	$5,418	$6,380	$10,797	$10,671

Other (income)/expense	35	17	62	77

Net loss attributable to common stock	$(2,931)	$(5,137)	$(6,804)	$(8,483)

Net loss per common hare:
Basic	$(0.06)	$(0.10)	$(0.13)	$(0.18)
Diluted	$(0.06)	$(0.10)	$(0.13)	$(0.18)

Weighted average number of common shares outstanding	51,763,447	49,604,370	51,748,212	48,121,767

*  The company’s July 21, 2005 press release inadvertently identified Diagnostic Services Administration expense for the six month’s ended June 30, 2005 as $2,791.  This expense should have been identified as $2,971.

CLARiENT, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2005	2004
	(Unaudited)

Cash and cash equivalents	$3,527	$10,045
PP&E, net	5,526	6,084
Accounts receivable, net	5,058	2,660
All other assets, net	1,694	1,368

Total assets	$15,805	$20,157

Total current liabilities	$8,622	$5,883
Total long-term liabilities	1,773	2,386

Stockholders’ equity	5,410	11,888

Total liabilities and stockholders’ equity	$15,805	$20,157

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